UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2008

EATON VANCE CORP.
(Exact name of registrant as specified in its charter)

Maryland	1-8100	04-2718215
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

255 State Street, Boston, Massachusetts		02109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 482-8260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

INFORMATION INCLUDED IN THE REPORT

Item 9.01. Financial Statements and Exhibits

Registrant has reported its results of operations for the three and six months ended April 30, 2008, as described in Registrant’s news release dated May 21, 2008, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Exhibit No.	Document
99.1	Press release issued by the Registrant dated May 21, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP.
(Registrant)

Date:	May 21, 2008	/s/ Robert J. Whelan
Robert J. Whelan, Chief Financial Officer

EXHIBIT INDEX

     Each exhibit is listed in this index according to the number assigned to it in the exhibit table set forth in Item 601 of Regulation S-K. The following exhibit is filed as part of this Report:

Exhibit No.	Description
99.1	Copy of Registrant's news release dated May 21, 2008.

Exhibit 99.1

May 21, 2008

FOR IMMEDIATE RELEASE

EATON VANCE CORP.

REPORT FOR THE THREE MONTHS AND SIX MONTHS ENDED April 30, 2008

Boston, MA—Eaton Vance reported earnings per diluted share of $0.43 in the second quarter of fiscal 2008 compared to earnings per diluted share of $0.17 in the second quarter of fiscal 2007. Second quarter fiscal 2007 earnings were reduced approximately $0.25 per diluted share by closed-end fund related expenses. Net inflows of $4.9 billion in the second quarter of fiscal 2008 compare to net inflows of $10.5 billion, or $4.7 billion excluding closed-end fund flows, in the second quarter of fiscal 2007, and net inflows of $3.6 billion in the first quarter of fiscal 2008. Assets under management increased $6.2 billion, or 4 percent, to $159.1 billion on April 30, 2008 from $152.9 billion on January 31, 2008 due to strong net flows and modest market appreciation in the quarter.

The Company earned $0.89 per diluted share in the first six months of fiscal 2008 compared to earnings of $0.19 per diluted share in the first six months of fiscal 2007. Earnings per diluted share for the first six months of fiscal 2007 were reduced $0.58 by closed-end fund related expenses.

“We are pleased with the Company’s solid performance in the midst of a difficult environment for asset managers,” said Thomas E. Faust Jr., Chairman and Chief Executive Officer. “In the second quarter of fiscal 2008 we maintained high profitability despite pressure on revenues from market price weakness and saw good underlying growth in our business franchise. The quarter’s net inflows of $4.9 billion were among the best in the Company’s history and equate to a 13% annualized internal growth rate. We believe we are positioned to achieve improved financial performance as market conditions stabilize.”

Assets under management increased $9.1 billion, or 6 percent, to $159.1 billion on April 30, 2008 from $150.0 billion on April 30, 2007. The growth in assets under management over the past twelve months reflects long-term fund and separate account net inflows of $14.9 billion and a net increase in cash management fund assets of $0.2 billion, offset by net price declines on managed assets of $6.0 billion. Gross sales and other inflows into long-term funds and separate accounts during the twelve months ended April 30, 2008 totaled $43.0 billion.

Second Quarter Highlights

Net inflows in the second quarter of fiscal 2008 of $4.9 billion compare to $10.5 billion, or $4.7 billion excluding closed-end fund flows, in the second quarter of fiscal 2007. Open-end fund net inflows decreased by $0.6 billion to $2.2 billion in the second quarter of fiscal 2008 from $2.8 billion a year earlier, reflecting an increase in net inflows into open-end equity funds of $1.1 billion offset by decreases in open-end fixed income and floating-rate bank loan funds net flows of $1.1 billion and $0.6 billion, respectively. Retail managed account net inflows increased 55 percent to $1.7 billion in the second quarter of fiscal 2008 from $1.1 billion in the same period last fiscal year. The increase reflects continued strong net sales of Parametric Portfolio Associates’ overlay and tax-efficient core equity products and Eaton Vance Management’s large-cap value product. Institutional and high-net-worth separate account net inflows increased 233 percent to $1.0 billion in the second quarter of fiscal 2008 from $0.3 billion in the second quarter of fiscal 2007, primarily reflecting strong high-net-worth net inflows at Parametric Portfolio Associates and a positive contribution from Eaton Vance Management’s institutional initiative. Tables 1-4 on page 7 summarize the Company’s assets under management and asset flows by investment category.

In evaluating operating performance, the Company considers operating income and net income, which are calculated on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), as well as adjusted operating income, a non-GAAP performance measure. Adjusted operating income is defined as operating income plus closed-end fund structuring fees and one-time payments, stock-based compensation and the write-off of any intangible assets associated with the Company’s acquisitions. The Company believes that adjusted operating income is a key indicator of the Company’s ongoing profitability and therefore uses this measure as the basis for calculating performance-based management incentives. Adjusted operating income is not, and should not be construed to be, a substitute for operating income computed in accordance with GAAP. However, in assessing the performance of the business, management and the Board of Directors look at adjusted operating income as a measure of underlying performance, since amounts resulting from one-time events (e.g., the offering of a closed-end fund) do not necessarily represent normal results of operations. In addition, when assessing performance, management and the Board look at performance both with and without stock-based compensation.

Adjusted operating income increased 16 percent to $105.1 million in the second quarter of fiscal 2008 compared to $90.9 million in the second quarter of fiscal 2007.

The following table provides a reconciliation of operating income to adjusted operating income:

Reconciliation of Operating Income to Adjusted Operating Income

	For the Three Months			For the Six Months
	Ended			Ended
	April 30,			April 30,

			%			%
(in thousands)	2008	2007	Change	2008	2007	Change

Operating income	$ 96,145	$36,292	165%	$195,312	$ 38,289	410%
Closed-end fund
structuring	-	46,321	NM	-	63,436	NM
fees
Payments to terminate
closed-
	-	-		-	52,178
end fund compensation			-			NM
agreements
Stock-based	8,938	8,252	8%	20,668	22,476	(8%)
compensation

Adjusted operating income	$105,083	$90,865	16%	$215,980	$176,379	22%

Revenue in the second quarter of fiscal 2008 increased $13.2 million, or 5 percent, to $273.4 million compared to revenue in the second quarter of fiscal 2007 of $260.2 million. Investment advisory and administration fees increased 9 percent to $201.7 million, reflecting a 7 percent increase in average assets under management and a higher effective management fee rate. Distribution and underwriter fees decreased 10 percent due to a decrease in average fund assets that pay these fees. Service fee revenue increased 2 percent due to the increase in average fund assets that pay these fees.

Operating expenses in the second quarter of fiscal 2008 decreased 21 percent to $177.3 million compared to operating expenses of $223.9 million in the second quarter of fiscal 2007, largely due to one-time distribution expenses in the second quarter of fiscal 2007. These expenses consisted of structuring fee payments of $46.3 million and sales-based compensation of $8.1 million incurred in connection with $5.8 billion of closed-end fund sales during the second quarter of fiscal 2007.

Compensation expense decreased 5 percent in the second quarter of fiscal 2008 compared to the second quarter of fiscal 2007, primarily due to sales-based incentives related to closed-end fund sales incurred in the second quarter of fiscal 2007. There were no closed-end fund sales during the second quarter of fiscal 2008. Distribution expense decreased 63 percent in the second quarter of fiscal 2008 over the same period a year earlier, reflecting the closed-end fund structuring fee payments in the second quarter of fiscal 2007 described in the previous paragraph. Excluding these payments, distribution expense decreased approximately 8 percent in the second quarter of fiscal 2008 compared to the same period a year earlier due primarily to a decrease in commissions paid on certain sales of Class A shares. Service fee expense increased 10 percent, in line with the increase in assets subject to service fees. Fund expenses increased 33 percent due to growth in fund assets for which the Company employs and pays a subadvisor. Other expenses increased 15 percent, primarily due to increases in information technology and facilities expenses.

Interest income in the second quarter of fiscal 2008 increased 33 percent from the second quarter of fiscal 2007 due to an increase in average cash and short-term investment balances. Interest expense in the second quarter of fiscal 2008 increased $8.3 million from the second quarter of fiscal 2007 due to the debt offering completed in the fourth quarter of fiscal 2007. The Company’s effective tax rate, calculated as a percentage of income before minority interest and equity in net income of affiliates, was 37.4 percent and 38.5 percent in the second quarter of fiscal 2008 and fiscal 2007, respectively. The decrease in the Company’s effective tax rate in the second quarter of fiscal 2008 can be attributed to the adjustment to the minority interest in the Company’s earnings as more fully described below.

Minority interest increased by $2.6 million and $2.5 million in the second quarter and first six months of fiscal 2008, respectively, over the same periods a year earlier, primarily due to a $2.8 million adjustment recorded in the second quarter of fiscal 2008 to reverse stock-based compensation previously allocated to minority shareholders of our majority-owned subsidiaries. We have determined that the allocation of stock-based compensation expense to minority shareholders reduces our liability to minority shareholders in a manner that is not consistent with the agreements governing partnership distributions to those individuals. The $2.8 million adjustment recognized in the second quarter represents the reversal of accumulated stock-based compensation expense allocated to minority shareholders from the date of acquisition; stock-based compensation expense allocated to minority shareholders was neither quantitatively nor qualitatively material to our consolidated financial statements in any of our previously reported fiscal years or periods.

Net income in the second quarter of fiscal 2008 was $53.2 million compared to $23.1 million in the second quarter of fiscal 2007.

Six Month Highlights

Revenue in the first six months of fiscal 2008 increased $59.8 million, or 12 percent, to $563.2 million compared to revenue in the first six months of fiscal 2007 of $503.4 million. Investment advisory and administration fees increased 16 percent to $412.4 million, reflecting a 13 percent increase in average assets under management and a higher effective management fee rate. Distribution and underwriter fees decreased 3 percent due to a decrease in average fund assets that pay these fees. Service fee revenue increased 8 percent due to the increase in average fund assets that pay these fees.

Operating expenses in the first six months of fiscal 2008 decreased 21 percent to $367.9 million compared to operating expenses of $465.1 million in the first six months of fiscal 2007, largely due to one-time distribution expenses in the first six months of fiscal 2007. These expenses consisted of structuring fee payments of $63.4 million and sales-based compensation of $12.6 million incurred in connection with $8.6 billion of closed-end fund sales during the first six months of fiscal 2007 and one-time payments of $52.2 million made to terminate the Company’s compensation agreements with Merrill Lynch and AG Edwards related to certain closed-end funds offered in 2007 and prior years.

Compensation expense in the first six months of fiscal 2008 was flat as increases in employee headcount, base salaries and higher bonus accruals were offset by lower sales-based incentives in fiscal 2008 compared to fiscal 2007 due to the closed-end fund sales in the first six months of the prior fiscal year. Distribution expense decreased 65 percent in the first six months of fiscal 2008, reflecting the closed-end fund structuring fees and compensation agreement termination payments in the first six months of fiscal 2007 described in the previous paragraph. Excluding these payments, distribution expense was flat in the first six months of fiscal 2008. Service fee expense increased 14 percent, in line with the increase in assets subject to service fees. Fund expenses increased 43 percent due to growth in fund assets for which the Company employs and pays a subadvisor. Other expenses increased 19 percent, primarily due to increases in information technology and facilities expenses.

Interest income in the first six months of fiscal 2008 increased 64 percent from the first six months of fiscal 2007 due to an increase in average cash and short-term investment balances for the same six month period. Interest expense in the first six months of fiscal 2008 increased $16.7 million from the first six months of fiscal 2007 due to the debt offering completed in the fourth quarter of fiscal 2007. The Company’s effective tax rate, calculated as a percentage of income before minority interest and equity in net income of affiliates, was 38.3 percent and 38.5 percent in the first six months of fiscal 2008 and fiscal 2007, respectively. Net income in the first six months of fiscal 2008 was $111.1 million compared to $25.7 million in the first six months of fiscal 2007.

Cash and cash equivalents and short-term investments decreased to $350.7 million on April 30, 2008 from $485.1 million on October 31, 2007. The Company’s strong operating cash flows in the last twelve months, combined with the proceeds from the debt offering completed in the fourth quarter of fiscal 2007 enabled it to fund $528.4 million in share repurchases and $65.1 million in dividends to shareholders over the period. There were no outstanding borrowings against the Company’s $200.0 million credit facility on April 30, 2008.

During the first six months of fiscal 2008, the Company repurchased and retired 3.7 million shares of its non-voting common stock at an average price of $43.64 per share under its repurchase authorization. Approximately 3.5 million shares remain of the current 8.0 million share authorization.

Eaton Vance Corp., a Boston-based investment management firm, is traded on the New York Stock Exchange under the symbol EV. Through its subsidiaries, Eaton Vance Corp. manages funds and separate accounts for individual and institutional clients.

This news release contains statements that are not historical facts, referred to as “forward- looking statements.” The Company’s actual future results may differ significantly from those stated in any forward-looking statements, depending on factors such as changes in securities or financial markets or general economic conditions, the volume of sales and repurchases of fund shares, the continuation of investment advisory, administration, distribution and service contracts, and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Eaton Vance Corp.
Summary of Results of Operations
(in thousands, except per share figures)

	Three Months Ended				Six Months Ended

	April 30,	April 30,	%	April 30,	April 30,	%
	2008	2007	Change	2008	2007	Change

Revenue:
Investment advisory and administration fees	$ 201,738	$ 185,437	9%	$ 412,424	$ 354,834	16%
Distribution and underwriter fees	32,497	36,053	(10)	69,536	71,965	(3)
Service fees	38,057	37,228	2	78,860	73,240	8
Other revenue	1,134	1,466	(23)	2,402	3,321	(28)

Total revenue	273,426	260,184	5	563,222	503,360	12

Expenses:
Compensation of officers and employees	75,244	79,161	(5)	157,171	157,143	0
Distribution expense	29,184	77,884	(63)	61,360	176,537	(65)
Service fee expense	31,441	28,609	10	64,898	56,684	14
Amortization of deferred sales commissions	12,194	13,552	(10)	25,618	26,971	(5)
Fund expenses	5,910	4,455	33	12,426	8,674	43
Other expenses	23,308	20,231	15	46,437	39,062	19

Total expenses	177,281	223,892	(21)	367,910	465,071	(21)

Operating Income	96,145	36,292	165	195,312	38,289	410

Other Income/(Expense):
Interest income	2,745	2,058	33	7,125	4,335	64
Interest expense	(8,405)	(57)	NM	(16,819)	(84)	NM
Gains/(losses) on investments	(118)	965	NM	235	1,673	(86)
Unrealized gains/(losses) on investments	384	-	NM	(437)	-	NM
Foreign currency losses	(12)	(61)	(80)	(32)	(133)	(76)

Income Before Income Taxes, Minority Interest and
Equity in Net Income of Affiliates	90,739	39,197	131	185,384	44,080	321

Income Taxes	(33,909)	(15,098)	125	(70,932)	(16,971)	318

Minority Interest	(4,042)	(1,420)	185	(5,404)	(2,876)	88

Equity in Net Income of Affiliates, Net of Tax	374	414	(10)	2,042	1,419	44

Net Income	$ 53,162	$ 23,093	130	$ 111,090	$ 25,652	333

Earnings Per Share:
Basic	$ 0.46	$ 0.18	156	$ 0.96	$ 0.20	380
Diluted	$ 0.43	$ 0.17	153	$ 0.89	$ 0.19	368

Dividends Declared, Per Share	$ 0.15	$ 0.12	25	$ 0.30	$ 0.24	25

Weighted Average Shares Outstanding:
Basic	115,421	125,937	(8)	115,849	126,094	(8)
Diluted	123,271	135,163	(9)	125,537	135,219	(7)

Eaton Vance Corp.
Balance Sheet
(in thousands, except per share figures)

	April 30,	October 31,	April 30,
	2008	2007	2007

ASSETS
Current Assets:
Cash and cash equivalents	$ 300,131	$ 434,957	$ 154,868
Short-term investments	50,574	50,183	-
Investment advisory fees and other receivables	109,196	116,979	112,924
Other current assets	6,426	8,033	7,604
Total current assets	466,327	610,152	275,396

Other Assets:
Deferred sales commissions	85,329	99,670	109,232
Goodwill	103,003	103,003	96,837
Other intangible assets, net	34,633	35,988	33,280
Long-term investments	93,696	86,111	84,482
Deferred income taxes	30,793	-	-
Equipment and leasehold improvements, net	26,426	26,247	21,602
Other assets	5,183	5,660	530
Total other assets	379,063	356,679	345,963

Total assets	$ 845,390	$ 966,831	$ 621,359

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accrued compensation	$ 61,647	$ 106,167	$ 52,445
Accounts payable and accrued expenses	44,201	66,955	35,366
Dividend payable	17,366	17,780	15,097
Taxes payable	2,027	21,107	10,457
Deferred income taxes	20,148	-	-
Other current liabilities	5,568	5,690	6,066
Total current liabilities	150,957	217,699	119,431
Long-Term Liabilities:
Long-term debt	500,000	500,000	-
Taxes payable	1,039	-	-
Deferred income taxes	-	11,740	21,269
Total long-term liabilities	501,039	511,740	21,269
Total liabilities	651,996	729,439	140,700
Minority interest	9,157	8,224	9,506
Commitments and contingencies	-	-	-

Shareholders' Equity:
Voting common stock, par value $0.00390625 per share:
Authorized, 1,280,000 shares
Issued, 371,386, 371,386 and 272,644 shares, respectively	1	1	1
Non-voting common stock, par value $0.00390625 per share:
Authorized, 190,720,000 shares
Issued, 115,407,502, 117,798,378 and 125,466,971 shares, respectively	451	460	490
Notes receivable from stock option exercises	(5,039)	(2,342)	(2,628)
Accumulated other comprehensive income	996	3,193	6,946
Retained earnings	187,828	227,856	466,344

Total shareholders' equity	184,237	229,168	471,153

Total liabilities and shareholders' equity	$ 845,390	$ 966,831	$ 621,359

Table 1
Asset Flows (in millions)
Twelve Months Ended April 30, 2008

Assets 4/30/2007 - beginning of period	$ 150,002
Long-term fund sales and inflows	28,130
Long-term fund redemptions and outflows	(19,935)
Long-term fund net exchanges	(353)
Institutional/HNW account inflows	6,876
Institutional/HNW account outflows	(5,001)
Institutional/HNW account assets acquired [1]	270
Retail managed account inflows	8,024
Retail managed account outflows	(3,163)
Market value change	(6,013)
Change in cash management funds	232
Net change	9,067
Assets 4/30/2008 - end of period	$ 159,069

Table 2
Assets Under Management
By Investment Category (in millions)

	April 30,	October 31,	%	April 30,	%
	2008	2007	Change	2007	Change
Equity Funds	$ 72,971	$ 75,519	-3%	$ 68,207	7%
Fixed Income Funds	24,202	24,632	-2%	24,493	-1%
Bank Loan Funds	17,977	20,381	-12%	21,413	-16%
Cash Management Funds	1,968	1,586	24%	1,736	13%
Separate Accounts	41,951	39,553	6%	34,153	23%
Total	$ 159,069	$ 161,671	-2%	$ 150,002	6%

Table 3
Asset Flows by Investment Category (in millions)

	Three Months Ended		Six Months Ended
	April 30,	April 30,	April 30,	April 30,
	2008	2007	2008	2007
Equity fund assets - beginning of period	$ 70,039	$ 59,344	$ 75,519	$ 53,220
Sales/inflows	4,052	8,471	9,255	14,475
Redemptions/outflows	(2,073)	(1,750)	(4,601)	(3,436)
Exchanges	(20)	(16)	(68)	(10)
Market value change	973	2,158	(7,134)	3,958
Net change	2,932	8,863	(2,548)	14,987
Equity assets - end of period	$ 72,971	$ 68,207	$ 72,971	$ 68,207

Fixed income fund assets - beginning of period	24,296	22,873	24,632	21,482
Sales/inflows	1,620	2,186	3,158	4,126
Redemptions/outflows	(1,258)	(746)	(2,684)	(1,317)
Exchanges	87	9	158	19
Market value change	(543)	171	(1,062)	183
Net change	(94)	1,620	(430)	3,011
Fixed income assets - end of period	$ 24,202	$ 24,493	$ 24,202	$ 24,493

Bank loan fund assets - beginning of period	18,360	20,298	20,381	19,982
Sales/inflows	1,334	1,929	2,144	3,671
Redemptions/outflows	(1,408)	(917)	(3,147)	(2,425)
Exchanges	(119)	(6)	(284)	(23)
Market value change	(190)	109	(1,117)	208
Net change	(383)	1,115	(2,404)	1,431
Bank loan assets - end of period	$ 17,977	$ 21,413	$ 17,977	$ 21,413

Long-term fund assets - beginning of period	112,695	102,515	120,532	94,684
Sales/inflows	7,006	12,586	14,557	22,272
Redemptions/outflows	(4,739)	(3,413)	(10,432)	(7,178)
Exchanges	(52)	(13)	(194)	(14)
Market value change	240	2,438	(9,313)	4,349
Net change	2,455	11,598	(5,382)	19,429
Total long-term fund assets - end of period	$ 115,150	$ 114,113	$ 115,150	$ 114,113

Separate accounts - beginning of period	38,527	31,693	39,553	30,494
Institutional/HNW account inflows	2,079	1,112	4,185	1,720
Institutional/HNW account outflows	(1,110)	(831)	(2,623)	(2,034)
Retail managed account inflows	2,619	1,627	4,625	2,761
Retail managed account outflows	(914)	(541)	(1,792)	(1,043)
Separate accounts market value change	750	1,093	(1,997)	2,255
Net change	3,424	2,460	2,398	3,659
Separate accounts - end of period	$ 41,951	$ 34,153	$ 41,951	$ 34,153
Cash management fund assets - end of period	1,968	1,736	1,968	1,736
Total assets under management - end of period	$ 159,069	$ 150,002	$ 159,069	$ 150,002

Table 4
Long-Term Fund and Separate Account Net Flows (in millions)
	Three Months Ended		Six Months Ended
	April 30,	April 30,	April 30,	April 30,
	2008	2007	2008	2007
Long-term funds:
Open-end and other funds	$ 2,215	$ 2,839	$ 4,156	$ 5,066
Closed-end funds	63	5,793	94	8,634
Private funds	(11)	541	(127)	1,394
Institutional/HNW accounts	969	281	1,562	(314)
Retail managed accounts	1,705	1,086	2,833	1,718
Total net flows	$ 4,941	$ 10,540	$ 8,518	$ 16,498

1 Managed Risk Advisors, LLC acquired by Eaton Vance subsidiary, Parametric Portfolio Associates LLC, in May 2007.